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                                                                    EXHIBIT 2(b)

                        AMENDMENT TO GOVERNANCE AGREEMENT


          AMENDMENT NO. 1, dated as of October 11, 1996, to the GOVERNANCE AGREEMENT, dated as of June 20, 1996 (the "AGREEMENT"), between BORDEN, INC., a New Jersey corporation ("BORDEN"), and AEP INDUSTRIES INC., a Delaware corporation (the "COMPANY").


                              W I T N E S S E T H :


          WHEREAS, in connection with the purchase by the Company of Borden's Global Packaging Business, Borden and the Company have agreed that the Agreement be amended as set forth below.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereto, it is hereby agreed as follows:

          Section 1. DEFINED TERMS. All capitalized terms used herein and not otherwise defined shall have the meanings given them in the Agreement.

          Section 2. AMENDMENT AND RESTATEMENT OF SECTION 4.6 OF THE AGREEMENT.
Section 4.6 of the Agreement is hereby amended and restated to read in its entirety as follows:

               SECTION 4.6. CERTIFICATE OF INCORPORATION AND BY-LAWS. The Company and Borden shall take or cause to be taken all lawful action necessary to ensure at all times that the Company's Certificate of Incorporation and By-Laws are not, at any time, inconsistent with the provisions of this Agreement. In furtherance of the foregoing, (i) at its first annual stockholders meeting following the Closing Date, the Company agrees to submit to its stockholders, at a duly held meeting of stockholders or pursuant to a written consent of stockholders, certain amendments to the Company's Certificate of Incorporation substantially in the Form of Exhibit B hereto, and (ii) as soon as practicable following the Closing Date, the Company's Board of Directors will take such action as is necessary to adopt certain amendments to the Company's By-Laws substantially in the Form of Exhibit C hereto.

          Section 3. LIMITATION OF AMENDMENT. Except as expressly provided herein, the Agreement shall continue to be, and shall remain, in full force and effect. Except as expressly provided herein, this Amendment shall not be deemed to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Agreement.

          Section 4. SEVERABILITY. If any provision of this Amendment shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Amendment shall not be affected and shall remain in full force and effect.


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          Section 5.  COUNTERPARTS.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

          Section 6. APPLICABLE LAW. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of laws principles thereof.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

                                       BORDEN, INC.



                                       By:
                                          ------------------------------------
                                            Name:
                                            Title:



                                       AEP INDUSTRIES INC.



                                       By:
                                          ------------------------------------
                                            Name:
                                            Title:



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